UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 15, 2005

BearingPoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31451	22-3680505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1676 International Drive

McLean, VA 22102

(Address of principal executive offices)

Registrant’s telephone number, including area code (703) 747-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Credit Agreement

The Company and BearingPoint, LLC (collectively, the “Borrowers”) entered into a $150 million Senior Secured Credit Facility (the “2005 Credit Facility”) pursuant to the Credit Agreement, dated as of July 19, 2005, among the Borrowers, UBS Securities, LLC, as Lead Arranger, UBS AG, Stamford Branch, as Issuing Bank and Administrative Agent and UBS Loan Finance LLC, as Swingline Lender, and the Lenders and Guarantors party thereto.

For more information about the Credit Agreement, see the disclosure under the heading “Credit Facility” in Item 2.03 of this report, which is incorporated by reference into this Item 1.01.

Debenture and Warrant Offering

On July 15, 2005, BearingPoint, Inc. (“BearingPoint” or the “Company”) issued $40,000,000 aggregate principal amount of its 0.50% Convertible Senior Subordinated Debentures due July 2010 (the “Debentures”) and common stock warrants (the “Warrants”) to purchase up to 3,500,000 shares of Company common stock (“Common Stock”), pursuant to a securities purchase agreement, dated July 15, 2005 (the “Securities Purchase Agreement”), among the Company and certain affiliates of Friedman Fleischer & Lowe, LLC (the “Purchasers”).

In connection with the issuance of the Debentures and Warrants, the Company entered into a Registration Rights Agreement, dated July 15, 2005, between the Company and the Purchasers, pursuant to which the Company agreed to file with the Securities and Exchange Commission no later than December 31, 2005, and to use its reasonable best efforts to cause to become effective on or prior to March 31, 2006, a registration statement for the purpose of registering for resale the shares of the Company’s Common Stock issuable upon conversion of the Debentures and exercise of the Warrants.

For more information about the Securities Purchase Agreement and the Registration Rights Agreement, see the disclosure under the heading “Debenture and Warrant Offering” in Item 2.03 and in Item 5.02 of this report, which is incorporated by reference into this Item 1.01.

Item 2.02 Results of Operation and Financial Condition.

On July 20, 2005, we issued a press release that contained information about bookings, cash balance, workforce utilization and certain other business indicators. The press release is furnished as Exhibit 99.1 hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under An Off-Balance Sheet Arrangement of a Registrant.

Credit Facility

As discussed in Item 1.01 above, the Company has entered into the 2005 Credit Facility. The 2005 Credit Facility provides for up to $150 million in revolving credit, all of which will be available for issuance of letters of credit, and includes up to $15 million in a swingline subfacility.

Advances under the revolving credit line are limited by the available borrowing base, which is based upon a percentage of eligible accounts receivable. The Company does not currently have access to the entire $150 million because certain accounts receivable for government contracts cannot be included in the calculation of borrowing base without obtaining certain consents.

The proceeds under the 2005 Credit Facility will be used for general corporate purposes of the Borrowers and their subsidiaries. At closing on July 19, 2005, the borrowing base was approximately $102.8 million and the Company drew down approximately $85.4 million in letters of credit to replace cash collateral of approximately $82.7 million supporting issued letters of credit. After this drawdown borrowing availability was approximately $17.4 million. If the borrowing availability is less than $15 million, the Company will be subject to the additional financial covenants discussed below.

Interest on loans (other than swingline loans) and letters of credit under the 2005 Credit Facility is calculated, at the Company’s option, at a rate equal to LIBOR, or, for dollar-denominated loans or letters of credit, equal to the higher of UBS’ corporate base rate or the federal funds rate plus 50 basis points (“Base Rate Loans”), in each case plus an applicable margin that varies depending upon availability under the revolver. For Base Rate Loans, the applicable margin ranges from 0.25% (when availability is greater than $100 million) to 1.25% (when availability is less than or equal to $25 million); provided, that until December 31, 2005, the applicable margin shall be 1.00%. For LIBOR loans, the applicable margin ranges from 1.25% (when availability is greater than $100 million) to 2.25% (when availability is less than or equal to $25 million); provided, that until December 31, 2005, the applicable margin shall be 2.00%. Interest on swingline loans under the 2005 Credit Facility is calculated at a rate equal to the higher of UBS’ corporate base rate or the federal funds rate plus 50 basis points plus the applicable margin for Base Rate Loans. A facility fee on the unused portion of the commitments of the lenders under the 2005 Credit Facility will be due at a rate of 0.50% per annum.

The Company’s obligations under the 2005 Credit Facility are secured by liens and security interests in substantially all of the present and future tangible and intangible assets of the Company and certain domestic subsidiaries of the Company, as guarantors of such obligations (including 65% of the stock of the foreign subsidiaries of the Company), subject to certain exceptions.

The commitments under the 2005 Credit Facility may be voluntarily permanently reduced or terminated in whole or in part by the Company from time to time subject to a fee as follows:

(i)	Reductions or terminations on or prior to July 19, 2006 shall result in a fee of 1.50%; and

(ii)	Reductions or terminations between July 19, 2006 and July 19, 2007 shall result in a fee of 0.50%.

The 2005 Credit Facility requires us to make prepayments of outstanding amounts under the facility with all of the net proceeds from (i) property or asset sales (subject to exceptions), (ii) the issuance or incurrence of additional debt (subject to exceptions), (iii) the issuance of equity (subject to exceptions) and (iv) certain casualty events, in each case, without a corresponding permanent reduction of the commitments under the 2005 Credit Facility.

The 2005 Credit Facility contains affirmative, financial and negative covenants. The financial covenants include (i) a minimum cash collections covenant requiring minimum cash collections of $125 million monthly and $420 million by the Borrowers on a rolling three month basis, (ii) a minimum trailing twelve-month EBITDA covenant which increases quarterly from $107.6 million (for the quarter ending September 30, 2005) to $333.8 million (for the quarter ending March 31, 2009 and thereafter) as at the end of the applicable quarter, (iii) a maximum leverage ratio which decreases from 7.7/1 (for the quarter ending September 30, 2005) to 2.4/1 (for the quarter ending March 31, 2009 and thereafter) as at the end of the applicable quarter and (iv) a maximum trailing twelve-month capital expenditures covenant which starts at $111.3 million for the quarter ending September 30, 2005 and fluctuates thereafter including reducing to $89.7 million a year thereafter and ultimately remaining fixed at $94.1 million starting with the quarter ending December 31, 2006. The EBITDA and maximum leverage ratio will not be tested for a quarterly test period if (i) at all times during the test period that the borrowing base was less than $120 million, borrowing availability was greater than $15 million, (ii) at all times during the test period that the borrowing base was greater than or equal to $120 million and less than $130 million, borrowing availability was greater than $20 million, and (iii) at all times during the test period that the borrowing base was greater than or equal to $130 million, borrowing availability was greater than $25 million. Accordingly, the Company will be subject to these financial covenants if it makes additional borrowings in excess of approximately $2.4 million under the facility given the borrowing base and borrowing availability immediately after the closing on July 19, 2005.

The Company must become current in its SEC filings no later than December 31, 2005. The Company must provide weekly reports with respect to its cash position until it becomes current in its SEC filings and has satisfactory collateral systems (i.e., internal controls and accounting systems with respect to accounts receivable, cash and accounts payable), at which time it must provide monthly reports. The Company must also provide monthly reports with respect to its utilization and bookings data through 2005.

As soon as practicable but in no event later than December 31, 2005, the Company must have repatriated at least $65 million of cash of foreign subsidiaries to a deposit account subject to a deposit account control agreement of the Company in the U.S.

The Company must provide a borrowing base certificate, which includes the calculation of the borrowing base to the collateral agent and the administrative agent, on a monthly basis. In addition, the Company must provide other reports related to its accounts receivable.

The covenants also restrict certain of the Company’s corporate activities, including, among other things, its ability to make acquisitions or investments, make capital expenditures, repay other indebtedness, merge or consolidate with other entities, dispose of assets, incur additional indebtedness, pay dividends, create liens, make investments (including limitations on loans to the Company’s foreign subsidiaries), settle litigation and engage in certain transactions with affiliates. The 2005 Credit Facility also contains events of default, including, among others, defaults based on certain bankruptcy and insolvency events; nonpayment; cross-defaults to other debt (after an $18 million threshold); judgments against the Company in excess of $18 million; breach of specified covenants; change of control; termination of trading of the Company’s stock; material inaccuracy of representations and warranties, failure to timely deliver audited financial statements (subject to certain exceptions for a limited time period), inaccuracy of the borrowing base, the prohibition on restraint on the Company or any loan party from conducting its business in any manner that has or could reasonably be expected to result in a material adverse effect because of any ruling, decision or order of a court or governmental authority, and indictment, conviction or the commencement of criminal proceedings of or against the Company or any Subsidiary pursuant to which (i) either damages or penalties could be in excess of $5,000,000 or (ii) such indictment could reasonably be expected to result in a material adverse effect.

The 2005 Credit Facility matures on July 15, 2010 (unless on or before December 15, 2008 the Company’s 5% Convertible Debentures due 2025 shall have not been (i) fully converted into common stock of the Company or (ii) refinanced or replaced with securities that do not require the Company to make any principal payments (including, without limitation, by way of a put option) on or prior to July 15, 2010, in which case the 2005 Credit Facility matures on December 15, 2008).

Debenture and Warrant Offering

On July 15, 2005, the Company completed the offering of the Debentures and Warrants to the Purchasers. The Debentures and Warrants were offered pursuant to the exemption from registration provided by Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The Debentures and Warrants were offered only to accredited investors, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The net proceeds from the sale of the Debentures and Warrants, after deducting offering expenses and other fees and expenses, were approximately $37,750,000. The Company intends to use the net proceeds from the offering for general corporate purposes, including the funding of strategic acquisitions to build capabilities in certain areas.

The Debentures bear interest at a rate of 0.50% per year and will mature on July 15, 2010. Interest will be payable on the Debentures on January 15 and July 15 of each year, beginning January 15, 2006. The Debentures are unsecured and are subordinated to the Company’s existing and future senior debt. The Debentures are pari passu to the debentures issued by the Company in April 2005, and senior to the debentures issued by the Company in December 2004 and January 2005.

The Debentures are initially convertible on or after July 15, 2006 into shares of the Company’s Common Stock at a conversion price of $6.75 per share, subject to anti-dilution and other adjustments. The Debentures will be entitled, in certain change of control transactions, to an adjustment in the conversion obligation so that the Debentures are convertible into shares of stock, other securities or other property or assets receivable upon the occurrence of such transaction by a holder of shares of the Company’s Common Stock in such transaction. Prior to July 15, 2006, the Debentures may only be converted upon the occurrence of certain change of control transactions, a termination of trading, or a continuing event of default.

The holders of the Debentures may require the Company to repurchase all or a portion of the Debentures on the occurrence of a designated event, at a repurchase price equal to 100% of the principal amount of the Debentures, plus any accrued but unpaid interest and additional interest, if any, to but not including the repurchase date. The list of designated events includes certain change of control transactions and a termination of trading occurring if the Company’s Common Stock is no longer listed for trading on a U.S. national securities exchange or approved for trading on the NASDAQ National Market.

Upon a continuing event of default, the holders of at least 25% in aggregate principal amount of the Debentures may declare the Debentures immediately due and payable. An event of default generally means that the Company:

•	fails to satisfy its conversion obligation upon conversion of the Debentures upon exercise of a holder’s conversion right;

•	fails to provide timely notice of a designated event or the effective date of a change of control and such failure continues for a period of 5 days;

•	fails to repurchase the Debentures at the option of holders or following a designated event;

•	fails to redeem the Debentures after the Company exercises its redemption option;

•	fails to pay the principal amount of the Debentures at maturity when due and payable;

•	fails to make cash payments upon conversion;

•	fails to pay any interest or additional interest when due and payable on the Debentures and such failure continues for a period of 30 days;

•	fails to perform or observe any term, covenant or agreement in the Debentures or certain covenants in the Securities Purchase Agreement, for a period of 60 days after written notice of such failure is provided to the Company by the holders of at least 25% in aggregate principal amount of the Debentures then outstanding; or

•	fails to pay when due at maturity or upon the acceleration of the maturity of any indebtedness of the Company or its designated subsidiaries for borrowed money in an aggregate amount of $25 million or more unless rescinded or waived.

In addition, upon the occurrence of certain events of bankruptcy, insolvency or reorganization, the aggregate principal amount of the Debentures will become immediately due and payable.

The Warrants may be exercised on or after July 15, 2006 and have a five-year term. The initial number of shares issuable upon exercise of the Warrants is 3,500,000 shares of Common Stock, and the initial exercise price per share of Common Stock is $8.00. The number of shares and exercise price are subject to certain customary anti-dilution protections and other customary terms, including, in certain change of control transactions, an adjustment in the conversion obligation so that the Warrants, upon exercise, will entitle the Warrant holders to receive shares of stock, other securities or other property or assets receivable upon the occurrence of such transaction by a holder of shares of the Company’s Common Stock in such transaction.

Under the Registration Rights Agreement, for the benefit of the holders of the Debentures and Warrants, the Company will, at its own expense, file with the Securities and Exchange Commission no later than December 31, 2005, a registration statement for the purpose of registering for resale the shares of the Company’s Common Stock issuable upon conversion of the Debentures and exercise of the Warrants. The Company will use its reasonable best efforts to cause such registration statement to become effective on or prior to March 31, 2006. In addition, the Company will use its reasonable best efforts to keep the shelf registration statement effective until the earlier of (i) the date when the holders are able to sell the securities immediately without restriction during any three month period under the provisions of Rule 144 under the Securities Act or any similar provision and (ii) the date when all of the shares of Common Stock issuable upon conversion of the Debentures and exercise of the Warrants are sold pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision.

If the Company fails to comply with certain of its obligations under the Registration Rights Agreement, the annual interest rate of 0.50% for the Debentures will be increased by 0.25% until the registration default is cured or the Company is no longer required to keep the shelf registration statement effective, whichever occurs first.

Item 3.02 Unregistered Sale of Equity Securities.

The disclosure under the heading “Debenture and Warrant Offering” in Item 2.03 of this report is incorporated by reference into this Item 3.02.

Item 5.02 Departure of Directors or Principal Officers: Election of Directors; Appointment of Principal Officers.

In accordance with the terms of the Securities Purchase Agreement, Mr. Spencer C. Fleischer was appointed to the Board of Directors of the Company as a Class I Director (with a term that expires in 2007) effective July 15, 2005. Mr. Fleischer is a senior managing member and Vice Chairman of Friedman Fleischer & Lowe GP II, LLC, the general partner of Friedman Fleischer & Lowe GP II, LP, which is the general partner of several investment funds that make investments in private and public companies in the United States and Bermuda; he has served in this capacity since 1998. Mr. Fleischer is not a member of any committee of the Board of Directors. If Mr. Fleischer ceases to be affiliated with the Purchasers or ceases to serve on the Company’s board, so long as the Purchasers together hold at least 40% of the original principal amount of the Debentures, the Purchasers or their designee have the right to designate a replacement director to the Company’s board.

Item 8.01 Other Matters.

SEC Informal Inquiry and Trading and Other Inquiries by Regulators

BearingPoint is continuing to respond to the previously-disclosed SEC informal investigation in which, by letter dated April 13, 2005, the staff of the SEC’s Division of Enforcement requested that the Company produce various documents, including documents concerning internal control deficiencies and prior period adjustments identified in the Form 8-K filed by the Company on March 18, 2005. On October 1, 2003, under the same informal investigation matter number, the SEC staff had earlier contacted the Company seeking documents concerning the Company’s restatement of certain financial statements issued in 2003. Following that earlier request, the Company provided documents to, and certain of the Company’s personnel met with, the SEC staff.

Separately, the Company is providing the SEC Division of Enforcement staff with information and documents regarding the circumstances surrounding its April 20, 2005 filings and announcements in a matter related to third party trading in the Company’s securities. The staff of the Market Trading Analysis Department of the New York Stock Exchange also is reviewing transactions in the Company’s stock prior to filing of the April 20 Form 8-K.

Audit Committee Investigation.

The Audit Committee of the Company’s Board of Directors is continuing its oversight review of issues reported in the Company’s Form 8-K reports filed on March 18 and April 20, 2005. The Audit Committee, advised by special counsel selected by the Audit Committee, is investigating these issues, including alleged deficiencies relating to the Company’s OneGlobe financial reporting system, which has been implemented in the Company’s North America operations (including an additional issue with respect to accurate reporting of contract revenues entered into the system in the second quarter of fiscal 2004), and other issues, including issues relating to the operations of specific international subsidiaries.

Certain of these additional issues were, in part, brought to the attention of the Audit Committee and of the Company’s independent registered public accountants, PricewaterhouseCoopers LLP, through a non-executive employee communication to them. The staff of the Securities and Exchange Commission’s Division of Enforcement has been advised of the Audit Committee investigation. Until the investigation is complete, the Company will not be able to release its audited financial statements for the year ended December 31, 2004 and subsequent interim financial statements. At this time, the Company cannot determine when the Audit Committee investigation will be concluded or what impact, if any, this investigation will have on prior periods.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibit 99.1	Press Release, dated July 20, 2005.

Forward-Looking Statements

Some of the statements in this Form 8-K (including Exhibit 99.1) constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements relate to the Company’s operations that are based on our current expectations, estimates and projections. Words such as “may,”

“will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events or our future financial performance that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. As a result, these statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company’s actual results may differ from the forward-looking statements for many reasons, including:

•	any direct or indirect impact of the matters disclosed in this Form 8-K on the Company’s operating results, financial condition or stock price;

•	the Company’s inability to file our SEC reports on a timely basis;

•	any continuation of pricing pressures and declining billing rates;

•	the business decisions of the Company’s clients regarding the use of our services and the related need to use subcontractors to complete certain engagements;

•	the timing of projects and their termination;

•	the Company’s ability to address liquidity concerns;

•	the Company’s ability to remediate internal control material weaknesses and significant deficiencies identified by the Company and the Company’s independent registered public accountants;

•	the availability of surety bonds, letters of credit or bank guarantees supporting client engagements;

•	the impact of rating agency actions;

•	the ability to retain the listing of the Company’s common stock on the New York Stock Exchange;

•	the availability of talented professionals to provide our services;

•	the pace of technology change;

•	the strength of the Company’s joint marketing relationships;

•	the actions of the Company’s competitors;

•	changes in spending policies or budget priorities of the U.S. government, particularly the Department of Defense, in light of the large U.S. budget deficit;

•	the Company’s inability to use losses in some of our foreign subsidiaries to offset earnings in the United States;

•	the Company’s inability to accurately forecast the Company’s results of operations and the growth of our business;

•	changes in, or the application of changes to, accounting principles or pronouncements under accounting principles generally accepted in the United States, particularly those related to revenue recognition;

•	difficulties relating to changes in the Company’s management;

•	continued failure to complete Sarbanes-Oxley requirements, including the requirements of Section 404 of Sarbanes-Oxley; and

•	the outcome of pending and future legal proceedings.

In addition, the Company’s results and forward-looking statements could be affected by general domestic and international economic and political conditions, uncertainty as to the future direction of the economy and vulnerability of the economy to domestic or international incidents, as well as market conditions in our industry. The Company cautions the reader that the factors the Company has identified above may not be exhaustive. The Company operates in a continually changing business environment, and new factors that may affect the Company’s forward-looking statements emerge from time to time. Management cannot predict such new factors, nor can it assess the impact, if any, of such new factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those implied by any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2005	BearingPoint, Inc.

	By:	/s/ David W. Black
David W. Black Executive Vice President, General Counsel and Secretary